SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 30, 2015

CRAFT BREW ALLIANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
(Address of Principal Executive Offices, Zip Code)

(503) 331-7270
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 30, 2015, Craft Brew Alliance, Inc. (the "Company"), entered into an Amended and Restated Credit Agreement (the "Credit Agreement") among the Company as borrower, its subsidiaries as guarantors, and Bank of America, N.A. ("BofA"). The Credit Agreement amends and restates the previous loan agreement with BofA dated as of July 1, 2008, as amended.
The Credit Agreement provides for a credit facility which includes a $40,000,000 reducing revolving facility, including a $2,500,000 sublimit for the issuance of standby letters of credit, as well as a term loan facility in the amount of $10,107,743 as of the date of this report. The maximum amount of the revolving facility is subject to quarterly commitment reductions in the amount of $625,000 beginning March 31, 2018. The Company may use the proceeds of the credit facility for general corporate purposes, including capital expenditures.
Under the Credit Agreement, interest accrues at an annual rate based on the London Inter-Bank Offered Rate ("LIBOR") Daily Floating Rate plus a marginal rate or, at the Company's option, LIBOR for a period of one, two, three or six months as selected by the Company, plus a marginal rate. The marginal rate ranges from 0.75% to 1.75%.
Accrued interest is payable monthly on the revolving facility, with the outstanding balance due at maturity on November 30, 2020. To mitigate a portion of the variable interest rate risk on the revolving facility, the Company entered into an interest rate swap contract with BofA on November 25, 2015, for 75% of the expected maximum balance of the revolving facility for the period from January 1, 2016 through January 1, 2019. As a result of the swap agreement, the Company will pay interest on the revolving facility balance equal to a fixed rate of 1.28% plus a marginal rate that varies from 0.75% to 1.75% based on the Company’s consolidated leverage ratio under the Credit Agreement.
Accrued interest on the term loan is payable monthly. Principal payments are due in monthly installments in accordance with an agreed-upon schedule set forth in the Credit Agreement, with any principal outstanding and unpaid accrued interest due and payable on September 30, 2023. An interest rate swap agreement entered into with BofA on January 23, 2014, relating to 75% of the term loan balance remains in place. Under this swap agreement, the Company pays interest at a fixed rate of 2.86% and receives interest at a floating rate equal to the one-month LIBOR.
The Company's obligations under the Credit Agreement are secured by substantially all of the assets, including real property, owned by the Company and its subsidiaries and are also guaranteed by the Company's subsidiaries.
The terms of the Credit Agreement require the Company to satisfy certain financial covenants. Failure to maintain compliance with the covenants is an event of default and would give BofA the right to declare the entire outstanding loan balance immediately due and payable. The following table summarizes the financial ratio covenants in the Credit Agreement:

Funded Debt to EBITDA:
From November 30, 2015 through December 31, 2016	4.00 to 1.00
From January 1, 2017 through December 31, 2017	3.50 to 1.00
From January 1, 2018 and each fiscal quarter thereafter	3.00 to 1.00

Fixed Charge Coverage Ratio:	1.20 to 1.00

The Company and its subsidiaries are also restricted in their ability to declare or pay dividends, repurchase any outstanding common stock, incur additional debt, or enter into any agreement that would result in a change in control of the Company.
The Company will pay a quarterly fee on the unused portion of the revolving facility at a rate ranging from 0.15% to 0.30% times the average daily unused portion of the revolving facility. In addition, the Company will pay a fee for each letter of credit at a rate ranging from 0.75% to 1.75% times the daily amount available to be drawn under such letter of credit.
The foregoing summary of the material terms and conditions of the credit facility is qualified by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this current report on Form 8-K is by this reference incorporated in this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(a)	Exhibits: The following exhibits are filed with this report:

Exhibit 10.1	Amended and Restated Credit Agreement, dated November 30, 2015, among Craft Brew Alliance, Inc., its subsidiaries, and Bank of America, N.A.

Exhibit 10.2	Amended and Restated Security Agreement, dated November 30, 2015, among Craft Brew Alliance, Inc., its subsidiaries, and Bank of America, N.A.

Exhibit 10.3	Amended and Restated Continuing and Unconditional Guaranty, dated November 30, 2015, among Craft Brew Alliance, Inc., its subsidiaries, and Bank of America, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREW ALLIANCE, INC.

Dated: December 3, 2015	By:	/s/Joseph K. Vanderstelt
Joseph K. Vanderstelt
Chief Financial Officer